Exhibit 10.4

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made his 23 day of June, 1995, by and between John F. Ripley, a resident of Ellicott City, Maryland (the "Executive"), and Precision Tune, Inc., a Virginia corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Executive desires to provide his services to the Company and the Company desires to employ the Executive upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:

         1.       Employment and Term.

         The Company will employ the Executive, and the Executive hereby accepts employment with the Company, for an initial term commencing on July 1, 1995, and continuing for a period of three (3) years until and including June 30, 1998 (the "Initial Term"), unless such employment is earlier terminated as provided herein. After expiration of the Initial Term, the Executive's employment under this Agreement shall continue until terminated as provided herein.

         2.       Duties.

         The Executive shall serve in the capacity of President and Chief Executive Officer. He shall also be elected and serve as a member of the Company's Board of Directors. During the term of his employment hereunder, the Executive shall devote his full business time and attention to the performance of his duties for the Company.

         3.       Compensation.

                  (a) Base Salary. The Company shall pay the Executive, and the Executive shall accept, as full compensation for all services rendered hereunder, a basic salary (the "Base Salary") and the other compensation and benefits provided hereunder. The Executive's Base Salary effective July 1, 1995, shall be at an annual rate of One Hundred Seventy Thousand Dollars ($170,000), payable in approximately equal installments at such intervals as are consistent with the Company's pay periods for salaried executive employees. The Executive's Base Salary shall be reviewed by the Board of Directors no less frequently than once in any twelve-month period and may be increased, but not decreased regardless of any change in or diminution of the Executive's duties owed to the Company.

                  (b) Performance Bonus. The Executive is entitled to receive a Performance Bonus as follows: For each fiscal year in which the Company's before-tax net profits as determined by generally accepted accounting principles exceed Two Million Dollars ($2,000,000), the Executive shall be entitled to receive a bonus of ten percent (10%) of the Base Salary he received during that fiscal year. For each One Hundred Thousand Dollars ($100,000) of before-tax net profit over Two Million Dollars ($2,000,000), the Executive shall be entitled to receive a bonus of an additional Five Percent (5%) of the Base Salary he received during that fiscal year. Net profits before taxes, and any applicable bonus, will be determined on a fiscal year basis, with the fiscal year running from May 1 to April 30; provided that, for the period of July 1, 1995 - April 30, 1996, the Performance Bonus shall be based on before-tax net profits during said ten (10)-month period, using $1,666,667 instead of $2,000,000 and $83,333 instead of $100,000 to determine the percentage of Base Salary payable. Notwithstanding any other provision of this Agreement, in no event and under no circumstances shall the Performance Bonus exceed fifty percent (50%) of the Base Salary received by the Executive during the relevant fiscal year. For purposes of computing Performance Bonus, the Company's before-tax net profits shall not include any charge against profits attributable to any amounts paid or payable pursuant to this Section 3(b). The percentage amount of bonus payable (except, as indicated above, for the period of July 1, 1995 - April 30, 1996) shall be:

                   PRE-TAX                         BONUS
                   PROFITS                       PERCENTAGE
                   -------                       ----------
                   $2.0 MM                           10%
                    2.1 MM                           15%
                    2.2 MM                           20%
                    2.3 MM                           25%
                    2.4 MM                           30%
                    2.5 MM                           35%
                    2.6 MM                           40%
                    2.7 MM                           45%
                    2.8 MM                           50%


If the Board of Directors changes the Company's fiscal year, the $2,000,000/$100,000 figures used to determine Performance Bonus shall be adjusted pro-rata to reflect any transitional fiscal year containing more or less than twelve (12) months.

                  (c)      Benefits.

                                  (i)       The Executive shall be eligible to
participate in retirement, group insurance, medical, dental, vacation and any other plans or programs of substantially similar character as are made generally available to executive employees of the Company which do not duplicate the benefits otherwise specifically provided in this Agreement. All such benefits are to be provided by the Company, subject to the terms of any welfare or pension plan sponsored by the Company.

                                 (ii)       If the Executive relocates his
residence to the Leesburg, Virginia, area on or before June 30, 1996, the Company shall pay Executive Fifteen Thousand Dollars ($15,000).

                                (iii)       The Executive shall be eligible to
participate in a Stock Option Plan, as outlined in the document attached hereto as Appendix A.

                                 (iv)       The Company shall reimburse the
Executive for all expenses incurred by him in the performance of his duties pursuant to this Agreement.

                                  (v)       Executive shall receive such other
benefits and/or allowances as are permitted to him from time to time by the Board of Directors.

                  (d) Restructuring of Payments. Notwithstanding anything in this Agreement to the contrary, in the event that, in the opinion of the Company's auditors, any payments of compensation to be made hereunder would be treated as "excess parachute payments" within the meaning of section 280G of the Internal Revenue Code as amended, the Company and the Executive shall use their best efforts to restructure any of the payments so as to avoid the imposition of excise tax upon the Executive and the loss of deduction for such payments by the Company.

         4.       Confidentiality.

         While employed by the Company under this Agreement and at all times thereafter, the Executive shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit or the benefit of any third party, or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his employment with the Company or his duties performed for the Company or which is otherwise the property of the Company or any of its subsidiaries or affiliated companies; provided that, nothing contained herein shall restrict the Executive's use or disclosure of such information (i) in the proper course of conduct of the Company's business,
(ii) known generally to the public (other than that which he may have disclosed in breach of this Agreement) or (iii) as required by law so long as the Executive gives the Company prior notice of such required disclosure unless precluded from doing so by legal authority.

         5.       Covenant Not to Compete.

                  (a) The Executive shall not, within any geographical area while employed by the Company or while performing duties for the Company hereunder, and within the United States of America for two (2) years thereafter, directly or indirectly engage or become interested in (as owner, stockholder, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any business that engages in the auto care industry, except that the Executive may hold as a passive investment not more than five percent (5%) of the outstanding securities of any class of any publicly-held entity that engages in the auto care industry.

                  (b) It is the desire and the intent of the parties that the provisions of this Section 6 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if this Section 5 or any portion thereof shall be adjudicated to be invalid or unenforceable, the length and scope of this Section 5 shall be reduced to the extent necessary so that this covenant may be enforced to the fullest extent possible under applicable law.

         6.       Enforcement.

                  (a) Injunctive Relief. The parties recognize that, in the event of any breach by the Executive of any of the provisions of Section 4 or 5 hereof, the Company will suffer continuing and irreparable harm for which the Company will not have an adequate remedy at law. The Executive hereby waives any and all right to assert any claim or defense that the Company has an adequate remedy at law for any such breach. In recognition thereof, the Company and the Executive hereby agree that, in the event of any such breach, the Company will be entitled to seek injunctive relief or any other appropriate remedy to enforce such provisions. The parties further agree that this Section 6 shall not in any way limit remedies at law or in equity otherwise available to the Company. In the event the Company seeks injunctive relief and is unsuccessful on the merits, or terminates such action prior to entry of a judgment or other ruling on the merits, other than a termination of such action due to a settlement agreement between the Company and the Executive, the Company shall reimburse the Executive for his reasonable attorneys' fees.

                  (b) Arbitration. In the event of any dispute between the parties under or relating to this Agreement or relating to the Executive's employment by the Company, such dispute shall be submitted to and settled by arbitration in the Commonwealth of Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, by an arbitrator or arbitrators selected in accordance with said rules. The arbitrator(s) shall have the right and authority to determine how their award or decision as to each issue and matter in dispute may be implemented or enforced. Any decision or award shall be final and conclusive on the parties; there shall be no appeal therefrom other than for claimed bias, fraud or misconduct by the arbitrator(s); judgment upon any award or decision may be entered in any court of competent jurisdiction in the Commonwealth of Virginia or elsewhere; and the parties hereto consent to the application by any party in interest to any court of competent jurisdiction for confirmation or enforcement of such award. The party against whom a decision or award is made shall pay the fees of the American Arbitration Association. Notwithstanding the foregoing, the Company, at its sole option, shall be entitled to enforce its rights, as contemplated by Section 6(a) hereof, to injunctive and other equitable relief in the event of breach of Section 4 or 5 hereof by arbitration pursuant to this
Section 6(b) or directly in any court of competent jurisdiction.

         7.       Termination of Employment.

                  (a) Death. The Executive's employment hereunder shall terminate in the event of Executive's death. Except for any salary and benefits accrued, vested and unpaid as of the date of any such termination and except for any benefits to which the Executive or his heirs or personal representatives may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company, the Company shall be under no further obligation hereunder to the Executive or his heirs or personal representatives, and the Executive or his heirs and personal representatives no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

                  (b) Disability. The Company may terminate the Executive's employment hereunder for "Disability," if an independent physician mutually selected by the Executive or his representative and the Board of Directors or its designee has determined that the Executive has been substantially unable to render to the Company services of the character contemplated by Section 2 of this Agreement, by reason of a physical or mental illness or other condition continuing for more than one hundred and eight (180) consecutive days or for shorter periods aggregating more than two hundred and twenty (220) days in any period of twelve (12) consecutive months (excluding in each case days on which the Executive was on vacation). In the event of such Disability, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company. The Company shall be under no further obligation hereunder to the Executive, and the Executive no longer shall be entitled to receive any other payments, rights or benefits under this Agreement.

                  (c) Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, "Cause" shall mean any of the following:

                                  (i)       The Executive's repeated willful
misconduct or gross negligence;

                                 (ii)       The Executive's repeated conscious
disregard of his obligations hereunder;

                                (iii)       The Executive's repeated conscious
violation of any provision of the Company's by-laws or of its other stated policies, standards or regulations;

                                 (iv)       A determination that the Executive
has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates; provided, however, that if the Board of Directors of the Company desires to terminate the Executive for any of the reasons set forth in clauses (i), (ii) or (iii) of this Section 7(c), the Company within the sixty (60) day period immediately following each alleged commission of a proscribed act or omission, shall have furnished to the Executive a written description of the allegedly proscribed act or omission and a statement advising him that the Company views such conduct as being of the type that could lead to a termination of the Executive for Cause and, provided further, that if the Board of Directors of the Company desires to terminate the Executive on the basis of clause (iii) of this Section 7(c), it must be able to demonstrate that the Executive has been furnished with a copy of the by-law provision, policy, standard or regulation, the violation of which the Executive is being accused, at a time prior to the alleged commission of the violation.

         In the event that the Company terminates the Executive's employment for Cause, the Executive shall be entitled to receive a severance benefit of two (2) months' Base Salary in effect at the time of termination. The Executive shall not be entitled to receive any other payments or any other rights or benefits under this Agreement (except for any salary and benefits accrued, vested and unpaid as of the date of any such termination); the Company shall be under no further obligation hereunder to the Executive, and the Company shall have such rights and remedies as may be available to it for any breach of this Agreement or otherwise.

                  (d) Termination by the Company other than for Cause. The Company may terminate the Executive's employment hereunder at any time for any other reason, provided that the Company has given the Executive ninety (90) days' written notice of termination, termination being effective upon expiration of the notice period. In the event of such termination, the Executive shall be entitled to receive a severance benefit equal to Base Salary at the rate in effect at the time of termination for the remainder of the Initial Term or for eighteen (18) months, whichever is the greater, and shall also be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company; and upon the Executive's receipt of such severance benefit, salary and benefits, the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

                  (e) Termination by the Executive for Good Reason. Notwithstanding anything herein to the contrary, the Executive shall be entitled to terminate his employment hereunder for "Good Reason" without breach of this Agreement. For purposes of this Agreement, "Good Reason" shall exist in the event of any of the following:

                                  (i)       A change in the Executive's place of
employment outside of a 100-mile radius of Loudoun County, Virginia;

                                 (ii)       A material change in title or a
substantial elimination of the duties and responsibilities of the Executive;

                                (iii)       A failure of the Executive to be
elected to the Company's Board of Directors, or, once elected, his removal therefrom other than in connection with a termination of his employment hereunder;

                                 (iv)       A material breach by the Company of
its obligations hereunder.

                                  (v)       A change in control of the Company;
provided that, for purposes of this Section 7(e)(v), a "change in control of the Company" shall mean (A) the acquisition, directly or indirectly, by any "person" (as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof), of voting power over voting shares of the Company that would be entitle holders thereof to cast at least twenty percent (20%) of the votes that all shareholders would be entitled to cast in the election of directors of the Company; or (B) during any period of two consecutive years during the Initial Term of this Agreement, individuals who at the beginning of such period constitute the Company Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period shall have been approved in advance by directors representing at least three fourths of the directors then in office who are directors at the beginning of such period.

         In the event of such termination by the Executive, the Executive shall nonetheless be entitled to receive a severance benefit equal to Base Salary at the rate in effect at the time of termination for the remainder of the Initial Term or for eighteen (18) months, whichever is the greater. Except for such severance benefit and except for any salary and benefits accrued, vested and unpaid as of the date of such termination, the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement, and the Company shall have no further obligation hereunder to the Executive following any such termination.

                  (f) Termination by the Executive for other than Good Reason. The Executive may terminate his employment hereunder at any time for any other reason, provided the Executive has given the Company ninety (90) days' written notice of termination, termination being effective upon expiration of the notice period. In the event of such termination, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company. The Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any other payments, rights or benefits under this Agreement.

                  (g) Pro-Rata Bonus. Whenever, pursuant to this Section 7, the Executive is entitled, upon the termination of his employment, to receive "salary...accrued, vested and unpaid as of the date of any such termination", the amount due him shall include a pro-rata Performance Bonus. The pro-rata Performance Bonus shall be based on the Company's pre-tax net profits from the start of the fiscal year in which the Executive's termination occurs through the close of the fiscal quarter during which his termination occurs. The applicable percentage of Base Salary received by the Executive during that fiscal year, which is payable as bonus, shall be derived from a pro-rata portion of the $2,000,000/$100,000 figures used to compute a full year's Performance Bonus, equivalent to the number of fiscal quarters used in calculating the pre-tax net profitss, e.g., if one quarter of pre-tax net profits are used, the determinative figures shall be $500,000/$25,000.

         8. Place of Employment. The Company agrees that the principal location at which the Executive is to render his services hereunder will be within a 100-mile radius of Loudoun County, Virginia.

         9. Withholding. Anything to the contrary herein notwithstanding, all payments required to be made hereunder by the Company to the Executive, or his estate or beneficiaries, shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         10. Survival. The Agreement shall survive any termination of the Executive's employment hereunder unless otherwise provided herein.

         11.      Miscellaneous.

                  (a) Successors and Assigns. The Company may assign this Agreement to, and only to, an entity which is owned more than fifty percent (50%), directly or indirectly, by the Company, and any person or entity which acquires all or substantially all of the Company's business, and, subject to the foregoing, upon such assignment this Agreement shall inure to the benefit of and be binding upon such entity. This Agreement shall not be assignable by the Executive and shall inure to the benefit of and be binding upon him and his personal representative and other legal representatives. It is understood that this Section 11(a) shall not affect the right of the Executive to terminate his employment for "Good Reason" pursuant to Section 7(e) hereof.

                  (b) Notice. Any notice or communication required or permitted under this Agreement shall be made in writing or sent by certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

                  If to the Executive:

                           John F. Ripley
                           4446 Cross Country Drive
                           Ellicott City, Maryland  21042

                  With a copy to:

                           Larry M. Wolf, Esq.
                           Whiteford, Taylor and Preston
                           1400 Signet Tower
                           7 St. Paul Street
                           Baltimore, Maryland  21202

                  If to the Company:

                           Precision Tune, Inc.
                           748 Miller Drive, S.E.
                           P.O. Box 5000
                           Leesburg, Virginia  22075
                              Attention: Roy W. Hibberd, Esq.

                  With a copy to:

                           Bassam Ibrahim, Esq.
                           Popham, Haik, Schnobrich & Kaufman
                           655 15th Street, N.W., 8th Floor
                           Washington, DC 20005
or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above. Notice shall be deemed given when received by the other party, including by his or its agent.

                  (c) Entire Agreement; Amendments. This Agreement (including Appendix A hereto) contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior discussions, agreements and understandings relating thereto between them. This Agreement may not be changed or modified, except by an agreement in writing executed by the Company, with the approval of its Board of Directors or its designee, and by the Executive.

                  (d) Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

                  (e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the Commonwealth of Virginia applicable to contracts made and wholly to be performed in such state, without regard to choice of law principles.

                  (f) Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Agreement. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal and enforceable.

                  (g) Indemnification. The Executive shall be entitled to the benefit of the indemnification provided by Article 7 of the Bylaws of the Company; provided that the Company shall be permitted to amend such provision from time to time so long as the Executive, to the extent permitted by applicable law, is afforded indemnification at least as favorable as that provided by Such Article 7 as in effect on the date hereof.

                  (h) Captions. All captions and section headings used herein are for convenient reference only and do not form a part of this Agreement.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

                  (j) Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday. Likewise, if the period of time concludes on a Saturday, Sunday or a legal holiday, the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

                  (k) Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

         12. Executive's Legal Fees. The Company shall reimburse Executive for the reasonable legal fees incurred by him in connection with the transaction which is the subject of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                                          PRECISION TUNE, INC.

                                          By:
                                              _____________________________

                                          Name:   Lynn E. Caruthers
                                                  _________________________
                                          Title:  Chairman of the Board
                                                  _________________________

                                          _________________________________
                                          John F. Ripley

                                                                      APPENDIX A


                               STOCK OPTION TERMS

1.       ISSUER OF OPTION.  WeJac Corporation (the "Corporation").
2.       OPTION TYPE.  Non-qualified.
3.       OPTIONEE.  John F. Ripley (the "Optionee").
4.       NUMBER OF SHARES.  80,333 common shares (the "Shares")
         (i.e., 5% of the fully diluted issued and outstanding common shares, and all other common stock equivalents of the Corporation, after giving effect to the issuance of Shares pursuant to the Option), subject to anti-dilution adjustments as set forth below.
5. EXERCISE PRICE. _______, based upon the current appraised fair market value of the Shares.
6.       DATE OF GRANT. July 1, 1995.
7. OPTION TERM. Five years from the Date of Grant has been proposed; 10 years from the Date of Grant would be preferred as it is customary.
8. VESTING AND EXERCISABILITY. Option shall vest and become exercisable in three equal annual installments commencing one year from the Date of Grant, subject to acceleration upon the occurrence of certain events, as set forth below.
9. VESTING UPON AN INITIAL PUBLIC OFFERING. The Option shall vest in full on the effective date (the "Public Offering Date") of the Corporation's registration statement under the Securities Act of 1933, as amended (the "Securities Act").
10. VESTING UPON CERTAIN EXTRAORDINARY TRANSACTIONS. The Option shall vest in full in the event (i) the Corporation consolidates or merges into or with another corporation (including an affiliated corporation), unless the Corporation is the survivor and the transaction does not significantly affect the Corporation's pre-existing capital structure, including the relative interests of shareholders of the Corporation immediately prior to the transaction, or (ii) the Corporation sells or conveys all or substantially all of its property or assets to any other person.
11. SUCCESSORS TO THE CORPORATION. The Option shall provide that it is binding on successors to the Corporation by merger, share exchange, etc.
12. VESTING UPON TERMINATION OF EMPLOYMENT. If the Optionee's employment is terminated for cause (as defined in the employment agreement), the Option shall be forfeited to the Corporation to the extent it has not vested as of the date of termination for cause. If Optionee's employment with the Corporation or its affiliates terminates for any other reason, including but not limited death or permanent disability, then the Option shall be deemed to have vested in full as the date of termination.
13. VESTING UPON A CHANGE IN CONTROL. The Option shall vest in full in the event of a Change in Control (as to be defined) of the Corporation.

14. REGISTRATION OF SHARES. The Option shall include "piggyback registration rights" for the Optionee to have the Shares included in any registration statement filed by the Corporation under the Securities Act (with standard exceptions and limitations, including, but not limited to, underwriter cutbacks and lock-up requirements) and/or register the Shares on Form S-8 for resale by the Optionee as soon as practicable after the initial public offering and shall use its best efforts to qualify the Shares under applicable state "blue sky laws".
15. ANTI-DILUTION. The Option shall provide that, in the event the Corporation issues additional common shares prior to an initial public offering, the number of Shares will be increased proportionally, so that the number of Shares subject to the Option continues to equal five percent of the Corporation's fully diluted, issued and outstanding common shares, and all other common stock equivalents (after giving effect to the issuance of Shares pursuant to the Option).
16. INVESTMENT INTENT. Any requirement for the Optionee to represent that the Shares will be held only for investment intent shall only be applicable for so long as the shares are not publicly traded.
17. CALL RIGHTS. The Corporation shall be entitled to call the Option or the Shares held by Optionee if the Corporation has not conducted an initial public offering by July 1, 2000 or in the event neither a Change in Control nor an extra- ordinary transaction has occurred as of such date. In connection with an exercise of call rights, the Corporation shall pay the Optionee (i) in respect of the Option, an amount equal to the excess, if any, of (A) the aggregate fair value of the Shares subject to the Option as of the call date, over (B) the aggregate exercise price of the Option with respect to the Shares, and
         (ii) in respect of any outstanding Shares issued in full or partial exercise of the Option, the aggregate fair value of such Shares.